Exhibit 99.1

SiriusXM Reports Second Quarter 2016 Results

•	Second Quarter Revenue Climbs 10% to $1.2 Billion, a Quarterly Record

•	Net Income Rises 68% to $173 Million and Adjusted EBITDA Grows 13% to $468 Million in the Second Quarter

•	Operating Cash Flow Totals $432 Million and Free Cash Flow Reaches Quarterly High of $395 Million

•	Company Increases 2016 Subscriber, Revenue, Adjusted EBITDA, and Free Cash Flow Guidance

NEW YORK – July 26, 2016 – SiriusXM today announced second quarter 2016 operating and financial results, including record quarterly revenue of $1.2 billion, up 10% from the second quarter of 2015.

Net income totaled $173 million in the second quarter of 2016, up 68% from $103 million in the second quarter of 2015. Net income per diluted common share was $0.03 in the second quarter of 2016 compared to $0.02 in the second quarter of 2015. Adjusted EBITDA in the second quarter of 2016 was $468 million, a record quarterly high and a 13% increase from $415 million in the prior year period.

“SiriusXM’s second quarter results demonstrated continued strong demand for our content bundle and solid execution by our entire team. We grew net new subscribers by 587,000 in the second quarter, and our subscriber base, revenue, adjusted EBITDA, and free cash flow have never been higher. We are pleased to once again raise our key guidance metrics for the full year,” said Jim Meyer, Chief Executive Officer, SiriusXM.

“Our programming team has been hard at work developing new and exclusive content to power our unique service. From Town Hall specials with the cast of Broadway's Hamilton to a pop-up channel dedicated to the legendary Prince to full coverage of music festivals like Coachella, SiriusXM has something for everyone. For two weeks we have been providing 'gavel to gavel' coverage of the Republican and Democratic National Conventions, and we will follow the political action all the way to November. And stay tuned, because we are always working on exciting new content initiatives to please our subscribers,” added Meyer.

SECOND QUARTER 2016 HIGHLIGHTS

•
SiriusXM Subscribers Surpass 30.6 Million. The company added 587,000 net new subscribers to end the second quarter of 2016 with more than 30.6 million subscribers, an increase of 8% from 28.4 million subscribers at the end of the second quarter of 2015. Self-pay net additions were 507,000 during the second quarter, resulting in self-pay subscribers of 25.1 million, up 7% versus the prior year period.

•
Double-Digit Revenue Growth and Record ARPU. Revenue climbed 10% to $1.2 billion, a record high for any single quarter. The increase was driven by an 8% increase in subscribers and a 3% increase in average revenue per user (ARPU) to $12.78.

•	Free Cash Flow Reaches a Quarterly Record $395 Million. Free cash flow increased 6% to $395 million in the second quarter of 2016 from $371 million in the second quarter of 2015.

“During the second quarter, we spent $403 million to repurchase 102 million shares of our common stock. SiriusXM's average share count declined by 9% in the second quarter 2016 from a year earlier as a result of our substantial share repurchases. Our debt to adjusted EBITDA remained just 3.5 times, and we ended the second quarter 2016 with a cash balance of $476 million following our successful $1 billion Senior Notes offering in May. We have ample flexibility to continue making strategic investments in technology, content, and new satellite infrastructure while maintaining strong capital returns to our stockholders,” noted David Frear, Chief Financial Officer, SiriusXM.

INCREASED 2016 GUIDANCE

The company now expects to add 1.6 million net new self-pay subscribers and 1.7 million total net new subscribers in 2016, an increase from prior guidance of 1.4 million and 1.6 million, respectively. SiriusXM now expects to record revenue approaching $5 billion in 2016, an increase from prior guidance of approximately $4.9 billion. The company now anticipates adjusted EBITDA of approximately $1.8 billion and free cash flow approaching $1.5 billion, increases from approximately $1.78 billion and $1.4 billion, respectively. The company’s full 2016 guidance is as follows:

•	Net self-pay subscriber additions of approximately 1.6 million,

•	Total net subscriber additions of approximately 1.7 million,

•	Revenue approaching $5 billion,

•	Adjusted EBITDA of approximately $1.8 billion, and

•	Free cash flow approaching $1.5 billion.

SECOND QUARTER 2016 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2016	2015	2016	2015
Revenue:
Subscriber revenue	$1,033,284	$940,077	$2,042,966	$1,851,547
Advertising revenue	33,521	28,839	65,062	55,712
Equipment revenue	27,858	29,263	54,979	54,104
Other revenue	140,903	125,031	273,569	242,837
Total revenue	1,235,566	1,123,210	2,436,576	2,204,200
Operating expenses:
Cost of services:
Revenue share and royalties	264,385	331,517	516,129	544,495
Programming and content	83,645	69,370	168,745	140,516
Customer service and billing	93,712	91,932	190,579	184,029
Satellite and transmission	34,847	21,714	58,385	43,018
Cost of equipment	9,728	10,930	19,507	19,775
Subscriber acquisition costs	128,956	136,504	261,405	258,764
Sales and marketing	91,358	86,493	180,084	165,237
Engineering, design and development	18,893	16,088	38,334	31,048
General and administrative	81,178	72,137	158,683	151,960
Depreciation and amortization	66,708	67,096	134,335	132,123
Total operating expenses	873,410	903,781	1,726,186	1,670,965
Income from operations	362,156	219,429	710,390	533,235
Other income (expense):
Interest expense	(83,396)	(75,380)	(161,796)	(145,288)
Other income	2,515	4,221	13,363	4,944
Total other expense	(80,881)	(71,159)	(148,433)	(140,344)
Income before income taxes	281,275	148,270	561,957	392,891
Income tax expense	(108,260)	(45,421)	(217,603)	(184,350)
Net income	$173,015	$102,849	$344,354	$208,541
Foreign currency translation adjustment, net of tax	(15)	(9)	434	(9)
Total comprehensive income	$173,000	$102,840	$344,788	$208,532
Net income per common share:
Basic	$0.04	$0.02	$0.07	$0.04
Diluted	$0.03	$0.02	$0.07	$0.04
Weighted average common shares outstanding:
Basic	4,938,820	5,443,590	5,002,070	5,506,818
Diluted	4,988,247	5,507,601	5,049,571	5,570,445

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	June 30, 2016	December 31, 2015
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$476,453	$111,838
Receivables, net	225,380	234,782
Inventory, net	26,276	22,295
Related party current assets	4,912	5,941
Prepaid expenses and other current assets	200,356	187,033
Total current assets	933,377	561,889
Property and equipment, net	1,373,874	1,415,401
Intangible assets, net	2,568,648	2,593,346
Goodwill	2,205,107	2,205,107
Related party long-term assets	4,900	—
Deferred tax assets	910,510	1,115,731
Other long-term assets	143,429	155,188
Total assets	$8,139,845	$8,046,662
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$617,848	$625,313
Accrued interest	97,103	91,655
Current portion of deferred revenue	1,815,426	1,771,915
Current maturities of long-term debt	5,611	4,764
Related party current liabilities	2,840	2,840
Total current liabilities	2,538,828	2,496,487
Deferred revenue	163,386	157,609
Long-term debt	6,096,808	5,443,614
Related party long-term liabilities	9,375	10,795
Deferred tax liabilities	6,681	6,681
Other long-term liabilities	99,886	97,967
Total liabilities	8,914,964	8,213,153
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,893,341 and 5,153,451 shares issued; 4,888,341 and 5,147,647 outstanding at June 30, 2016 and December 31, 2015, respectively	4,893	5,153
Accumulated other comprehensive loss, net of tax	(68)	(502)
Additional paid-in capital	3,826,370	4,783,795
Treasury stock, at cost; 5,000 and 5,804 shares of common stock at June 30, 2016 and December 31, 2015, respectively	(19,458)	(23,727)
Accumulated deficit	(4,586,856)	(4,931,210)
Total stockholders’ (deficit) equity	(775,119)	(166,491)
Total liabilities and stockholders’ (deficit) equity	$8,139,845	$8,046,662

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$344,354	$208,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	134,335	132,123
Non-cash interest expense, net of amortization of premium	4,230	3,868
Provision for doubtful accounts	25,707	21,919
Amortization of deferred income related to equity method investment	(1,388)	(1,388)
Gain on unconsolidated entity investments, net	(8,451)	—
Dividend received from unconsolidated entity investment	7,160	7,677
Loss on disposal of assets	12,912	—
Share-based payment expense	47,870	38,941
Deferred income taxes	205,221	177,739
Other non-cash purchase price adjustments	—	(1,394)
Changes in operating assets and liabilities:
Receivables	(16,305)	(41,665)
Inventory	(3,981)	(5,202)
Related party, net	(2,191)	(4,117)
Prepaid expenses and other current assets	(14,052)	(44,821)
Other long-term assets	15,081	(62,663)
Accounts payable and accrued expenses	(12,869)	199,532
Accrued interest	5,448	16,803
Deferred revenue	49,288	66,179
Other long-term liabilities	1,919	269
Net cash provided by operating activities	794,288	712,341
Cash flows from investing activities:
Additions to property and equipment	(67,172)	(61,229)
Purchases of restricted and other investments	(3,953)	(3,966)
Net cash used in investing activities	(71,125)	(65,195)
Cash flows from financing activities:
Taxes paid in lieu of shares issued for stock-based compensation	(5,379)	(15,420)
Proceeds from long-term borrowings and revolving credit facility, net of costs	1,387,294	1,259,346
Repayment of long-term borrowings and revolving credit facility	(744,831)	(660,549)
Common stock repurchased and retired	(995,632)	(1,084,194)
Net cash used in financing activities	(358,548)	(500,817)
Net increase in cash and cash equivalents	364,615	146,329
Cash and cash equivalents at beginning of period	111,838	147,724
Cash and cash equivalents at end of period	$476,453	$294,053

Key Financial and Operating Performance Metrics
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2016 and 2015. Subscribers and subscription related revenues and expenses associated with our connected vehicle services are not included in our subscriber count or subscriber-based operating metrics:

	Unaudited		Unaudited
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per subscriber and per installation amounts)	2016	2015	2016	2015
Self-pay subscribers	25,143	23,436	25,143	23,436
Paid promotional subscribers	5,503	4,999	5,503	4,999
Ending subscribers (a)	30,646	28,434	30,646	28,434
Self-pay subscribers	507	519	855	913
Paid promotional subscribers	80	173	197	210
Net additions	587	692	1,052	1,123
Daily weighted average number of subscribers	30,329	28,031	30,044	27,720
Average self-pay monthly churn	1.8%	1.6%	1.8%	1.7%
New vehicle consumer conversion rate	40%	41%	39%	41%

ARPU	$12.78	$12.42	$12.72	$12.34
SAC, per installation	$32	$32	$33	$33
Customer service and billing expenses, per average subscriber	$0.97	$0.99	$0.99	$1.00
Adjusted EBITDA	$467,766	$414,962	$909,133	$814,189
Free cash flow	$394,946	$370,914	$723,163	$647,146
Diluted weighted average common shares outstanding (GAAP)	4,988,247	5,507,601	5,049,571	5,570,445
(a) Amounts may not sum as a result of rounding.

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is one of the primary Non-GAAP financial measures we use to (i) evaluate the performance of our on-going core operating results period over period, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current adjusted EBITDA to estimate our current enterprise value and to make investment decisions. Because of large capital investments in our satellite radio system our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of settlements related only to the historical use of pre-1972 sound recordings and loss on disposal of assets is useful as it does not represent an expense incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited		Unaudited
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2016	2015	2016	2015
Net income:	$173,015	$102,849	$344,354	$208,541
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813	3,626	3,626
Operating expenses	—	(558)	—	(1,394)
Pre-1972 sounds recordings legal settlements	—	107,658	—	107,658
Loss on disposal of assets	12,912	—	12,912	—
Share-based payment expense (1)	24,177	19,524	47,870	38,941
Depreciation and amortization	66,708	67,096	134,335	132,123
Interest expense	83,396	75,380	161,796	145,288
Other income	(2,515)	(4,221)	(13,363)	(4,944)
Income tax expense	108,260	45,421	217,603	184,350
Adjusted EBITDA	$467,766	$414,962	$909,133	$814,189

 (1) Allocation of share-based payment expense

	Unaudited		Unaudited
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2016	2015	2016	2015
Programming and content	$4,057	$2,119	$8,551	$4,346
Customer service and billing	819	676	1,625	1,371
Satellite and transmission	1,059	975	2,075	1,912
Sales and marketing	4,747	4,024	9,559	7,768
Engineering, design and development	2,688	2,128	5,556	4,262
General and administrative	10,807	9,602	20,504	19,282
Total share-based payment expense	$24,177	$19,524	$47,870	$38,941

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle business, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  ARPU is calculated as follows:

	Unaudited		Unaudited
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per subscriber amounts)	2016	2015	2016	2015
Subscriber revenue, excluding connected vehicle	$1,011,422	$915,311	$1,996,406	$1,803,692
Add: advertising revenue	33,521	28,839	65,062	55,712
Add: other subscription-related revenue	117,522	100,300	231,593	192,954
	$1,162,465	$1,044,450	$2,293,061	$2,052,358
Daily weighted average number of subscribers	30,329	28,031	30,044	27,720
ARPU	$12.78	$12.42	$12.72	$12.34

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	Unaudited		Unaudited
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per subscriber amounts)	2016	2015	2016	2015
Customer service and billing expenses, excluding connected vehicle	$89,210	$84,203	$180,381	$168,264
Less: share-based payment expense	(819)	(676)	(1,625)	(1,371)
	$88,391	$83,527	$178,756	$166,893
Daily weighted average number of subscribers	30,329	28,031	30,044	27,720
Customer service and billing expenses, per average subscriber	$0.97	$0.99	$0.99	$1.00

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entity.  Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity and significant items that do not relate to the on-going performance of our business.  In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows, adjusted for any significant legal settlements.  Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	Unaudited		Unaudited
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2016	2015	2016	2015
Cash Flow information
Net cash provided by operating activities	$432,102	$402,312	$794,288	$712,341
Net cash used in investing activities	$(37,156)	$(31,398)	$(71,125)	$(65,195)
Net cash used in financing activities	$(20,445)	$(558,904)	$(358,548)	$(500,817)
Free Cash Flow
Net cash provided by operating activities	$432,102	$402,312	$794,288	$712,341
Additions to property and equipment	(37,001)	(31,398)	(67,172)	(61,229)
Purchases of restricted and other investments	(155)	—	(3,953)	(3,966)
Free cash flow	$394,946	$370,914	$723,163	$647,146

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the trial service ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories, divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  SAC, per installation, is calculated as follows:

	Unaudited		Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per installation amounts)	2016	2015	2016	2015
Subscriber acquisition costs	$128,956	$136,504	$261,405	$258,764
Less: margin from direct sales of radios and accessories	(18,130)	(18,333)	(35,472)	(34,329)
	$110,826	$118,171	$225,933	$224,435
Installations	3,476	3,655	6,906	6,876
SAC, per installation	$32	$32	$33	$33

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest radio company measured by revenue and has more than 30 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company in the U.S. and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation, SiriusXM Marine™, Sirius Marine Weather, XMWX Aviation™, XMWX Weather, and XMWX Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.7 million subscribers. SiriusXM is also a leading provider of connected vehicles services to major automakers, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. SiriusXM does not provide a non-GAAP reconciliation for Adjusted EBITDA guidance to Net income or Free cash flow guidance to Net cash provided by operating activities because it does not provide guidance for the reconciling items between adjusted EBITDA to Net income, which includes the provision for income taxes, interest expense and other income, nor does the Company provide guidance for the reconciling items between Free cash flow to Net cash provided by operating activities, which includes additions to property and equipment.  As items that impact Net income and Net cash provided by operating activities are out of the Company’s control and/or cannot be reasonably predicted, the Company is unable to provide such guidance as the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. Accordingly, a reconciliation to Net income and Net cash provided by operating activities is not available without unreasonable effort.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; consumer protection laws and their enforcement; the unfavorable outcome of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; harmful interference to our service from new and existing wireless operations; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; and impairment of our business by third-party intellectual property rights. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com